Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2009 Results

PITTSBURGH--(BUSINESS WIRE)--January 27, 2010--Allegheny Technologies Incorporated (NYSE: ATI):

Fourth Quarter 2009 Results

  Sales were $815.7 million
  Net income attributable to ATI was $37.8 million, or $0.36 per share
  Segment operating profit was $118.4 million, or 14.5% of sales
  Gross cost reductions of $51.4 million

Full Year 2009 Results

  Sales were $3.05 billion
  Net income attributable to ATI was $31.7 million, or $0.32 per share, which included non-recurring after-tax charges of $0.17 per share in the second quarter 2009
  Segment operating profit was $282.2 million, or 9.2% of sales
  Gross cost reductions of $172.8 million
  Cash on hand at year-end was $708.8 million
  Net debt to total capitalization was 15.3%
  Total debt to total capitalization was 34.7%

Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the fourth quarter 2009 of $37.8 million, or $0.36 per share, on sales of $815.7 million.

In the fourth quarter 2008, ATI reported net income of $110.9 million, or $1.15 per share, on sales of $1.11 billion.

For the full year 2009, net income was $31.7 million, or $0.32 per share, on sales of $3.05 billion. Results for 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to second quarter 2009 actions to retire debt and the tax consequences of our $350 million voluntary pension contribution. Excluding special charges, results for the full year 2009 were net income of $48.7 million, or $0.49 per share. For the full year 2008, net income was $565.9 million, or $5.67 per share, on sales of $5.31 billion.

“The fourth quarter was by far our best quarter in 2009 as we began to see signs of stabilization and cyclical recovery in many of our markets,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “ATI’s fourth quarter performance benefited from better volume, pricing and mix for certain products, lower raw materials costs, and improvements to our cost structure.

“ATI was profitable in 2009 in spite of the most challenging global recession in nearly 75 years. Our balance sheet is strong. Cash on hand at the end of the year was nearly $709 million, and net debt to total capitalization was 15.3%. We achieved nearly $173 million in gross cost reductions in 2009, exceeding our goal of $150 million. Our U.S. defined benefit pension plan is essentially fully funded.

“Comparing the fourth quarter 2009 to the third quarter 2009, ATI earnings improved to $0.36 per share from $0.01 per share. ATI sales increased 17%. High Performance Metals segment shipments of nickel-based and specialty alloys increased 21%, and shipments of exotic alloys increased 34%. ATI’s total titanium mill products shipments decreased 2.5%. Flat-Rolled Products segment high-value product shipments increased 9%, while standard-grade product shipments were essentially flat. Our Engineered Products segment returned to profitability in the fourth quarter 2009.

“We invested $454 million in capital expenditures and asset acquisitions in 2009. Our new titanium and superalloy forging facility in Bakers, NC was completed on time and under budget. Our new premium-titanium sponge facility in Rowley, UT began operating at the end of 2009. We completed the expansion of our STAL Precision Rolled Strip® joint venture in China. We added advanced powder metals to our wide array of high-end products by creating ATI Powder Metals after our October acquisition of powder metals assets. ATI Powder Metals expands our breadth of products for the next-generation jet engines and high-end oil and gas applications.

“Since 2004, we have self-funded approximately $1.8 billion in capital investments and acquisitions to enable sustained future profitable growth by expanding and enhancing our global specialty metals manufacturing capabilities.

“In 2009, we continued to grow and improve our position with key customers, and expanded our market, product, and global diversification. We signed several important long-term agreements in the aerospace, oil and gas, electrical energy, and medical markets. Direct international sales reached 31% in 2009. Today, ATI is more globally focused than at any other time in our history.

“Looking ahead, we expect to see gradual and steady improvement in most of our global markets in 2010. We plan to continue to improve our cost structure through a 2010 target of at least $100 million of new gross cost reductions. Further, we expect to recover and profitably grow faster than our core global markets as a result of our new and extended LTAs and innovative new products that improve our market position, and our leading manufacturing capabilities.”

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2009	2008	2009	2008
Sales	$815.7	$1,112.7	$ 3,054.9	$5,309.7

Net income attributable to ATI* before special charges	$37.8	$110.9	$ 48.7	$565.9

Special charges	-	-	$ (17.0)	-

Net income attributable to ATI*	$37.8	$110.9	$ 31.7	$565.9
	Per Diluted Share
Net income attributable to ATI * before special charges	$0.36	$1.15	$ 0.49	$5.67

Special charges	-	-	$ (0.17)	-

Net income attributable to ATI*	$0.36	$1.15	$ 0.32	$5.67

* Net income and net income per share amounts presented above are attributable to Allegheny Technologies Incorporated. As required, in the first quarter 2009 the Company adopted changes to the financial accounting standards regarding the presentation of noncontrolling interests in consolidated financial statements. Under the provisions of this change in accounting standards, the income statement presentation has been revised to separately present consolidated net income, which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests), and net income attributable solely to the Company.

Fourth Quarter and Full Year 2009 Financial Results

  Sales for the fourth quarter 2009 decreased to $815.7 million, 26.7% lower than the fourth quarter 2008. Compared to the fourth quarter 2008, sales decreased 30% in the High Performance Metals segment, 22% in the Flat-Rolled Products segment, and 35% in the Engineered Products segment. Sales for the full year 2009 were $3.05 billion, 42% lower than 2008 as a result of significantly lower raw material surcharges and indices, and lower base selling prices and shipments for most products. Direct international sales represented 31% of total sales, compared to 28% for 2008. Compared to the full year 2008, sales decreased 33% in the High Performance Metals segment, and 48% in both the Flat-Rolled Products and the Engineered Products segments.
  Fourth quarter 2009 segment operating profit was $118.4 million, or 14.5% of sales, compared to $178.1 million, or 16% of sales, for the comparable 2008 period. Results for the fourth quarter 2009 were adversely affected by lower shipments of most high-value products and by idle facility, workforce reduction, and start-up costs of $15 million. These negative impacts were partially offset by a LIFO inventory valuation reserve benefit of $43.8 million. The fourth quarter 2009 LIFO inventory valuation reserve benefit was $24.1 million higher than forecasted at the end of the third quarter 2009 primarily due to lower raw material costs. The fourth quarter 2008 included a LIFO inventory valuation reserve benefit of $132.7 million.
  Full year 2009 segment operating profit was $282.2 million, or 9.2% of sales, compared to $944.9 million, or 17.8% of sales, for 2008. Results for 2009 were adversely affected by lower shipments and lower base selling prices, compared to 2008 for most products, and by idle facility, workforce reduction, and start-up costs of $56.2 million. Results for 2009 were also adversely affected by approximately $70 million of out-of-phase raw material surcharges and indices in the first half 2009 due to the rapid decrease in the cost of most raw materials during the fourth quarter 2008. This was offset by a LIFO inventory valuation reserve benefit of $102.8 million. The full year 2008 included a LIFO inventory valuation reserve benefit of $169.0 million.
  Net income attributable to ATI for the fourth quarter 2009 was $37.8 million, or $0.36 per diluted share, compared to $110.9 million, or $1.15 per diluted share, in the fourth quarter 2008. The increase to the number of diluted shares for the fourth quarter 2009 reflects the impact of the Company’s $402.5 million Convertible Notes issued in the second quarter 2009. For the full year 2009, net income attributable to ATI was $31.7 million, or $0.32 per diluted share, compared to net income attributable to ATI of $565.9 million, or $5.67 per diluted share for 2008. Results for 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to second quarter 2009 actions to retire debt and the tax consequences of our $350 million voluntary pension contribution. Excluding special charges, results for the full year 2009 were net income of $48.7 million, or $0.49 per share.
  Cash flow from operations for 2009 was $218.5 million which benefited from a reduction in managed working capital of $350.5 million due to lower business activity and raw material costs, partially offset by a voluntary net cash pension contribution of $241.5 million ($350 million contribution less $108.5 million federal income tax refund) in the second quarter 2009. Excluding the voluntary net cash pension contribution, cash flow from operations for 2009 was $460 million.
  Cash on hand at the end of 2009 was $708.8 million, an increase of $238.9 million from year-end 2008.
  Gross cost reductions, before the effects of inflation, totaled $51.4 million company-wide in the fourth quarter 2009. Gross cost reductions for the full year 2009 totaled $172.8 million, which exceeded our 2009 gross cost reduction target of $150 million.

High Performance Metals Segment

Market Conditions

  Demand for our nickel-based alloys from the aerospace market began to improve and titanium and titanium alloy demand began to stabilize as jet engine supply chain inventories adjusted to aircraft production schedules and aftermarket demand. Shipments of our nickel-based alloys and specialty alloys, and our exotic alloys increased 21% and 34%, respectively, while shipments of our titanium alloys declined 5%, compared to the third quarter 2009. Shipments of exotic alloys improved as a result of projects for the chemical process industry and growing demand from the nuclear energy market.

Fourth quarter 2009 compared to fourth quarter 2008

  Sales were $312.4 million, 30% lower than the fourth quarter 2008. Shipments decreased 29% for both titanium and titanium alloys and nickel-based and specialty alloys primarily due to lower demand from the commercial aerospace market. Shipments of exotic alloys improved 9% primarily due to growing demand from the nuclear energy market and the timing of projects for the chemical process industry. Average selling prices declined 21% for titanium and titanium alloys and 11% for nickel-based and specialty alloys. These average selling price decreases were primarily due to lower raw material indices as a result of lower raw material costs and a more competitive pricing environment. Average selling prices for exotic alloys increased 8% due to increased demand for certain products and a favorable product mix.
  Segment operating profit decreased to $88.1 million, or 28.2% of sales, compared to $117.2 million, or 26.1% of sales, for the fourth quarter 2008. The decrease in operating profit primarily resulted from reduced shipments and lower base selling prices for both titanium and titanium alloys and nickel-based and specialty alloys due to reduced demand and competitive pricing pressures. In addition, fourth quarter 2009 operating profit was adversely affected by approximately $8.6 million for idle facility, workforce reduction, and start-up costs. These adverse impacts were partially offset by higher shipments of exotic alloys and the benefits of gross cost reductions. A LIFO inventory valuation reserve benefit of $23.5 million was recognized in the fourth quarter 2009. In the fourth quarter 2008, a LIFO inventory valuation benefit of $40.5 million was recognized.
  Results benefited from $23.2 million of gross cost reductions in the fourth quarter 2009, bringing the full year 2009 gross cost reductions in this segment to $81.5 million.

Flat-Rolled Products Segment

Market Conditions

  Demand increased for certain high-value products, such as Precision Rolled Strip® products, grain-oriented electrical steel, and nickel-based alloys, compared to the third quarter 2009. Fourth quarter Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion products, were approximately 1.6 million pounds, an increase of over 7% compared to the third quarter 2009. Demand for most of our standard stainless products remained low, yet improved 1% compared to the third quarter 2009. In addition, average prices for standard stainless products increased 22% compared to the third quarter 2009 primarily due to higher base selling prices and raw material surcharges.

Fourth quarter 2009 compared to fourth quarter 2008

  Sales were $438.5 million, 22% lower than the fourth quarter 2008, due primarily to lower shipments of high-value products, and reduced raw material surcharges. Shipments of standard stainless products (sheet and plate) increased 24% while total high-value products shipments decreased 14%. Average transaction prices for all products, which include surcharges, were 25% lower due primarily to significantly reduced raw material surcharges.

  Segment operating profit decreased to $30 million, or 6.8% of sales, compared to $62.8 million, or 11.1% of sales, for the fourth quarter 2008. Operating profit in the fourth quarter 2009 was negatively impacted by approximately $5.2 million of costs associated with idle facilities and workforce reductions. A LIFO inventory valuation reserve benefit of $15.3 million was recognized in the fourth quarter 2009. The fourth quarter 2008 included a LIFO inventory valuation reserve benefit of $81.1 million.
  Results benefited from $23.4 million in gross cost reductions in the fourth quarter 2009, bringing the full year 2009 gross cost reductions in this segment to $76.9 million.

Engineered Products Segment

Market Conditions

  Demand improved from most markets, particularly from the oil and gas market for our tungsten and forged products.

Fourth quarter 2009 compared to fourth quarter 2008

  Sales were $64.8 million, 35% lower than the fourth quarter 2008 due primarily to reduced demand and lower selling prices for most products.
  Segment operating profit was $0.3 million compared to a loss of $1.9 million in the fourth quarter 2008. Fourth quarter 2009 operating profit was adversely impacted by significantly lower shipments, reduced selling prices, and $1.3 million in costs associated with workforce reductions and idle facilities, offset by a $5 million LIFO benefit and the benefits of gross cost reductions. The fourth quarter 2008 included a LIFO inventory valuation reserve benefit of $11.1 million.
  Results benefited from $4.8 million of gross cost reductions in the fourth quarter 2009, bringing the full year 2009 gross cost reductions in this segment to $14.4 million.

Other Expenses

  Corporate expenses for the fourth quarter 2009 were $14.4 million, compared to $10.3 million in the year-ago period. This increase was primarily due to expenses associated with performance-based long-term incentive compensation programs.
  Interest expense, net of interest income, was $10.0 million, compared to $0.7 million in the fourth quarter 2008. The increase in interest expense was primarily due to debt issuances completed in the second quarter 2009.
  Capitalized interest on major strategic capital projects reduced interest expense by $8.9 million for the fourth quarter 2009 and $39.0 million for the full-year 2009.
  In June 2009, we completed the issuance of $350 million of new 9.375% 10-year Senior Notes and a tender offer for our existing $300 million 8.375% Notes due in 2011. As a result of the tender offer in June 2009, we retired $183.3 million of the 2011 Notes, which resulted in a special charge for debt extinguishment of $9.2 million pre-tax, or $5.5 million after-tax, in the second quarter 2009.
  Other expenses, which include expenses related to closed operations, for the fourth quarter 2009 were $6.3 million, compared to $1.8 million in the year-ago period. The increase is primarily related to legal settlement expenses.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $25.7 million in the fourth quarter 2009, compared to $2.6 million in the fourth quarter 2008. This increase is primarily a result of lower returns on plan assets in 2008, which was partially offset by the benefits of voluntary pension contributions made over the last several years.
  For the fourth quarter 2009, retirement benefit expense of $18.2 million was included in cost of sales and $7.5 million was included in selling and administrative expenses. For the fourth quarter 2008, the amount of retirement benefit expense included in cost of sales was $1.9 million, and the amount included in selling and administrative expenses was $0.7 million.
  For the full year 2009, retirement benefit expense of $85.4 million was included in cost of sales, and $36.5 million was included in selling and administrative expenses, compared to full year 2008 retirement benefit expense of $5.3 million in cost of sales and $3.1 million in selling and administrative expenses.
  We currently expect pension expense of approximately $71.4 million in 2010, a decrease of $27.2 million compared to pension expense of $98.6 million in 2009. This expected decrease is the result of the benefit of higher than expected returns on pension plan assets in 2009 and benefits resulting from our $350 million voluntary pension contribution made in the second quarter 2009, partially offset by the utilization of a lower discount rate to value the plan’s obligations. As a result, we expect 2010 retirement benefit expense, which includes pension expense and other postretirement benefits expense, of approximately $90 million, a $31.9 million reduction from $121.9 million in 2009. We expect essentially all of the 2010 pension expense to be non-cash.

Income Taxes

  Fourth quarter 2009 provision for income taxes was $21.6 million, or 34.8% of income before tax. The fourth quarter 2009 included a favorable discrete net benefit of $1.2 million primarily associated with adjustment of taxes paid in prior years. Fourth quarter 2008 included an income tax provision of $51.2 million, or 31.5% of income before tax. The fourth quarter 2008 included a favorable discrete net benefit of $6.7 million primarily associated with state taxes.
  The provision for income taxes for the full year 2009 included a non-recurring charge of $11.5 million recognized in the second quarter 2009 primarily associated with the tax consequences of the June 2009 $350 million voluntary cash contribution to our pension plan.

Cash Flow, Working Capital and Debt

  Cash on hand was $708.8 million at year-end 2009, an increase of $238.9 million from year-end 2008.
  Cash flow from operations for the 2009 year was $218.5 million including the voluntary net cash contribution in the second quarter 2009 to the Company’s U.S. defined benefit pension plan. Excluding the $350 million voluntary cash pension contribution and the associated $108.5 million U.S. Federal income tax refund, cash flow from operations for the full year 2009 was $460 million.
  Managed working capital was reduced by $350.5 million in 2009 primarily as a result of lower business activity and raw material costs. The reduction in managed working capital resulted from a $137.8 million decrease in accounts receivable, a $184.0 million decrease in inventory, and a $28.7 million increase in accounts payable.
  At December 31, 2009, managed working capital was 34.5% of annualized sales, compared to 35.2% of annualized sales at year-end 2008. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

  Cash used in investing activities was $453.7 million in the 2009 year and consisted primarily of capital expenditures.
  Cash provided by financing activities was $474.1 million in the 2009 year primarily due to receipt of $734.4 million of net proceeds from the second quarter 2009 debt issuances, partially offset by debt retirements of $188.8 million and dividend payments of $70.6 million.
  Net debt as a percentage of total capitalization was 15.3% at the end of 2009, compared to 2.0% at the end of 2008. Total debt to total capital was 34.7% at December 31, 2009, compared to 20.7% at the end of 2008.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

New Accounting Pronouncement Adopted in 2009

  As required, in the first quarter 2009, we adopted changes to the financial accounting standards related to the presentation of noncontrolling interests in consolidated financial statements. The new accounting standard changes the classification of noncontrolling (minority) interests on the balance sheet and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard, net income encompasses the total income before minority interest expense or benefit. The income statement includes separate disclosure of the attribution of income or loss between the controlling and noncontrolling interests. Increases and decreases in the noncontrolling ownership interest amount are accounted for as equity transactions. As a result of adopting the new standard, the balance sheet and the income statement have been recast retrospectively for the presentation of noncontrolling (minority) interest in our STAL joint venture.

Allegheny Technologies will conduct a conference call with investors and analysts on January 27, 2010, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.0 billion during 2009. ATI has approximately 8,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income (a)
(Dollars in millions, except per share amounts)

		Three Months Ended			Twelve Months Ended
		December 31			December 31
		2009		2008	2009	2008

	Sales	$815.7		$1,112.7	$3,054.9	$5,309.7
	Costs and expenses:
	Cost of sales	657.3		890.3	2,646.5	4,157.8
	Selling and administrative expenses	86.8		59.0	315.7	282.7
	Income before interest, other income and income taxes	71.6		163.4	92.7	869.2
	Interest expense, net	(10.0)		(0.7)	(19.3)	(3.5)
	Debt extinguishment costs	0.0		0.0	(9.2)	0.0
	Other income, net	0.4		0.0	0.7	2.0
	Income before income tax provision	62.0		162.7	64.9	867.7
	Income tax provision	21.6		51.2	26.9	294.2

	Net income	40.4		111.5	38.0	573.5

Less:	Net income attributable to noncontrolling interests	2.6		0.6	6.3	7.6

	Net income attributable to ATI	$37.8		$110.9	$31.7	$565.9

	Basic net income attributable to ATI per common share	$0.39		$1.16	$0.33	$5.71

	Diluted net income attributable to ATI per common share	$0.36		$1.15	$0.32	$5.67

	Weighted average common shares outstanding -- basic (millions)	97.3		96.0	97.2	99.1

	Weighted average common shares outstanding -- diluted (millions)	108.0	(b)	96.7	98.1	99.8

	Actual common shares outstanding -- end of period (millions)	98.1		97.3	98.1	97.3
(a)

On January 1, 2009, ATI adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, required that minority interests be renamed noncontrolling interests, and the statement of operations presentation has been revised to separately present consolidated net income, which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests) and net income attributable solely to the Company, for all periods presented.

(b)	Includes dilutive effect of convertible debt under the if-converted method.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Sales:
High Performance Metals	$312.4	$449.2	$1,300.0	$1,944.9
Flat-Rolled Products	438.5	563.5	1,516.1	2,909.1
Engineered Products	64.8	100.0	238.8	455.7

Total External Sales	$815.7	$1,112.7	$3,054.9	$5,309.7

Operating Profit (Loss):

High Performance Metals	$88.1	$117.2	$234.7	$539.0
% of Sales	28.2%	26.1%	18.1%	27.7%

Flat-Rolled Products	30.0	62.8	71.3	385.0
% of Sales	6.8%	11.1%	4.7%	13.2%

Engineered Products	0.3	(1.9)	(23.8)	20.9
% of Sales	0.5%	-1.9%	-10.0%	4.6%

Operating Profit	118.4	178.1	282.2	944.9
% of Sales	14.5%	16.0%	9.2%	17.8%

Corporate expenses	(14.4)	(10.3)	(53.1)	(56.8)

Interest expense, net	(10.0)	(0.7)	(19.3)	(3.5)

Debt extinguishment costs	0.0	0.0	(9.2)	0.0

Other expense, net of gains on asset sales	(6.3)	(1.8)	(13.8)	(8.5)

Retirement benefit expense	(25.7)	(2.6)	(121.9)	(8.4)

Income before income taxes	$62.0	$162.7	$64.9	$867.7

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets (a)
(Dollars in millions)

	December 31,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$708.8	$469.9
Accounts receivable, net of allowances for doubtful accounts of $6.5 and $6.3 at December 31, 2009 and 2008, respectively	392.0	530.5
Inventories, net	825.5	887.6
Prepaid expenses and other current assets	71.3	41.4
Total Current Assets	1,997.6	1,929.4

Property, plant and equipment, net	1,907.9	1,633.6
Cost in excess of net assets acquired	207.8	190.9
Deferred income taxes	63.1	281.6
Other assets	169.6	134.9

Total Assets	$4,346.0	$4,170.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$308.6	$278.5
Accrued liabilities	258.8	322.0
Deferred income taxes	23.7	78.2
Short term debt and current portion of long-term debt	33.5	15.2
Total Current Liabilities	624.6	693.9

Long-term debt	1,037.6	494.6
Accrued postretirement benefits	424.3	446.9
Pension liabilities	50.6	378.2
Other long-term liabilities	119.3	127.8
Total Liabilities	2,256.4	2,141.4

Total ATI stockholders' equity	2,012.2	1,957.4
Noncontrolling interests	77.4	71.6
Total Equity	2,089.6	2,029.0

Total Liabilities and Equity	$4,346.0	$4,170.4
(a)

On January 1, 2009, ATI adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, required that noncontrolling interests, formerly termed minority interests, be considered a component of equity for all periods presented. Noncontrolling interests were previously classified within other long-term liabilities.

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Twelve Months Ended
	December 31
	2009	2008

Operating Activities:

Net income	$38.0	$573.5

Depreciation and amortization	132.6	118.8
Deferred taxes	123.6	129.0
Change in managed working capital	350.5	214.8
Pension contribution	(350.0)	(30.0)
Change in retirement benefits	69.4	(22.9)
Accrued liabilities and other	(145.6)	(228.7)
Cash provided by operating activities	218.5	754.5
Investing Activities:
Purchases of property, plant and equipment	(415.4)	(515.7)
Acquisition of business	(38.9)	0.0
Asset disposals and other	0.6	1.8
Cash used in investing activities	(453.7)	(513.9)
Financing Activities:
Borrowings on long-term debt	752.5	0.0
Payments on long-term debt and capital leases	(194.6)	(14.8)
Net borrowings (repayments) under credit facilities	5.8	(3.1)
Debt issuance costs	(18.1)	0.0
Dividends paid to shareholders	(70.6)	(71.4)
Dividends paid to noncontrolling interests	(0.8)	0.0
Exercises of stock options	0.8	1.0
Taxes on share-based compensation	(0.9)	(27.4)
Purchase of treasury stock	0.0	(278.3)
Cash provided by (used in) financing activities	474.1	(394.0)
Increase (decrease) in cash and cash equivalents	238.9	(153.4)
Cash and cash equivalents at beginning of period	469.9	623.3
Cash and cash equivalents at end of period	$708.8	$469.9

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Volume:	2009	2008	2009	2008
High Performance Metals (000's lbs.)
Titanium mill products	5,202	7,346	23,588	32,530
Nickel-based and specialty alloys	7,910	11,130	32,562	42,525
Exotic alloys	1,393	1,279	5,067	5,473

Flat-Rolled Products (000's lbs.)
High value	98,475	114,262	367,195	500,375
Standard	128,254	103,017	474,950	584,389
Flat-Rolled Products total	226,729	217,279	842,145	1,084,764

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$19.26	$24.46	$20.92	$25.60
Nickel-based and specialty alloys	$15.12	$16.98	$14.43	$18.14
Exotic alloys	$54.98	$51.13	$57.79	$48.53

Flat-Rolled Products (per lb.)
High value	$2.55	$3.14	$2.49	$3.26
Standard	$1.43	$1.88	$1.22	$2.13
Flat-Rolled Products combined average	$1.92	$2.54	$1.77	$2.65

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

	December 31,	December 31,
	2009	2008

Accounts receivable	$392.0	$530.5
Inventory	825.5	887.6
Accounts payable	(308.6)	(278.5)
Subtotal	908.9	1,139.6

Allowance for doubtful accounts	6.5	6.3
LIFO reserve	102.8	205.6
Corporate and other	43.0	60.2
Managed working capital	$1,061.2	$1,411.7

Annualized prior 2 months sales	$3,076.4	$4,008.0

Managed working capital as a % of annualized sales	34.5%	35.2%

December 31, 2009 change in managed working capital	$(350.5)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Dollars in millions)

	December 31,	December 31,
	2009	2008

Total debt	$1,071.1	$509.8
Less: Cash	(708.8)	(469.9)
Net debt	$362.3	$39.9

Net debt	$362.3	$39.9
Total ATI stockholders' equity	2,012.2	1,957.4
Net ATI capital	$2,374.5	$1,997.3

Net debt to ATI capital	15.3%	2.0%

Total debt	$1,071.1	$509.8
Total ATI stockholders' equity	2,012.2	1,957.4
Total ATI capital	$3,083.3	$2,467.2

Total debt to total ATI capital	34.7%	20.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004